Filed Pursuant to Rule 433
Registration Statements No. 333-151351 and No. 333-175764
December 5, 2011

Issuer Free Writing Prospectus República Oriental del Uruguay Ps.19,906,000,000.00 4.375% UI Global Bonds due 2028 (the “Bonds”) Final Terms and Conditions As of December 5, 2011
Issuer	República Oriental del Uruguay

Title	4.375% UI Global Bonds due 2028

Ratings	Ba1/BB+/BB+

Principal amount	Ps.19,906,000,000.00

Maturity date	December 15, 2028
Settlement date	December 15, 2011
Public Offering Price	100.00% of the principal amount. The Issue Price will be payable in U.S. dollars based on an exchange rate of 19.8980 Uruguayan pesos per 1.00 US Dollar.
Interest	4.375% per annum, payable semi-annually in arrears in US dollars
Payment of Interest
Amounts due in respect of interest will be accrued and paid semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2012.  Each of the interest payments will be payable at an annual rate of 4.375% on the outstanding principal amount of the Bonds as adjusted to reflect Uruguayan inflation from the issue date through the relevant interest payment date.  For this purpose, The Bank of New York Mellon, as the calculation agent, will multiply the outstanding principal amount of the Bonds in Uruguayan pesos by a fraction, the numerator of which is the value of one UI expressed in Uruguayan pesos as of the relevant interest payment date and the denominator of which is Ps.2.3121, being the value of one UI expressed in Uruguayan pesos on the date of issuance of the Bonds.  Interest on the Bonds will be calculated on the basis of a 360-day year of twelve 30-day months.

Interest Payment Dates	Interest payment dates shall be on June 15 and December 15, of each year, starting on June 15, 2012.

Payment of Principal
Principal will be repaid in three nominally equal installments on
December 15, 2026, December 15, 2027 and at maturity.  The nominal principal amount repaid in each installment will be adjusted to reflect Uruguayan inflation from the issue date to the applicable repayment date and will be converted to and paid in U.S. dollars.  For this purpose, the calculation agent will multiply the outstanding principal amount of the Bonds being repaid in Uruguayan pesos by a fraction the numerator of which is the value of one UI in Uruguayan pesos as of such repayment date and the denominator of which is Ps.2.3121, being the value of one UI expressed in Uruguayan pesos on the date of issuance of the Bonds.

Conversion of Payment Amounts
All amounts due in respect of principal and interest will be paid in US dollars, calculated by the Calculation Agent by exchanging the Uruguayan peso amounts into U.S. dollars at the average interbank exchange rate for the conversion of Uruguayan pesos into US dollars as published by Banco Central del Uruguay as the bid-side rate for the period of twenty business days ending two business days prior to the relevant payment date.

Denominations	Ps.1.0 and integral multiples thereof.

Day count	30/360
Type	SEC Registered; Global
CUSIP/ISIN	917288 BD3 / US917288BD36
Governing Law	New York
Listing	Application will be made to admit the Bonds to the Official list of the United Kingdom Listing Authority and to the regulated market of the London Stock Exchange
Joint Bookrunners/Allocation	Citigroup Global Markets Inc. (50.0%) HSBC Securities (USA) Inc. (50.0%)
Calculation Agent	The Bank of New York Mellon

 The following additional information of the República Oriental del Uruguay and regarding the Bonds is available from the SEC’s website and also accompanies this free-writing prospectus:

http://www.sec.gov/Archives/edgar/data/102385/000095012311063636/y91888e18vk.htm

http://www.sec.gov/Archives/edgar/data/102385/000095012311063636/y91888exv99wd.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342311000354/rou-18ka1_0722.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342311000354/rou18ka1-ex99e_0722.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342311000586/rou-18ka2_1202.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342311000586/rou18ka2-ex99e_1202.htm

http://www.sec.gov/Archives/edgar/data/102385/000090342308000510/repofur-sba1_0619.htm

http://www.sec.gov/Archives/edgar/data/102385/000119312511195798/dsbmef.htm

http://www.sec.gov/Archives/edgar/data/102385/000119312511329610/d265523d424b3.htm

http://www.sec.gov/Archives/edgar/data/102385/000119312511329663/d265525dfwp.htm

http://www.sec.gov/Archives/edgar/data/102385/000119312511330378/d265525dfwp.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling Citigroup Global Markets Inc. at (800) 558-3745 (in the U.S.) or (212) 723-6108 (outside the U.S.), or HSBC Securities (USA) Inc. at 888-HSBC-4LM (in the U.S.) or (212) 525-5552, (44) 20 7991-5874 (outside the U.S.).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.